FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Janice Kuntz
(770) 632-8322	(404) 352-2841
WORLD AIR HOLDINGS TO REQUEST NASDAQ HEARING
Reaffirms 2005 Full-Year Expectations
PEACHTREE CITY, Ga. (April 7, 2006) – World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways and North American Airlines, plans to request a hearing before the Nasdaq Listing Qualifications Panel for the continued listing of its common stock on The Nasdaq National Market. The company received notice on April 3, 2006, that Nasdaq had not received the company’s annual report on Form 10-K for the year ended Dec. 31, 2005, as required by Marketplace Rule 4310(c)(14), and the company’s common stock is subject to delisting from the Nasdaq National Market.
     As previously announced, the delay in the filing of the company’s 2005 Form 10-K was primarily the result of the previous delays in filing the company’s amended and restated quarterly report on Form 10-Q/A for the quarter ended June 30, 2005 and its quarterly report on Form 10-Q for the quarter ended Sept. 30, 2005, both of which were filed with the SEC on Feb. 21, 2006. The company also previously noted that it needed additional time to complete its assessment process under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, regarding the effectiveness of the company’s internal controls over financial reporting, which must be completed prior to filing the 2005 Form 10-K.
     Delisting of the company’s common stock will be stayed as a result of the request for a hearing, pending a decision by the Nasdaq Listing Qualifications Panel. The company has made considerable progress in completing the work necessary to file the 2005 Form 10-K and demonstrating compliance with NASDAQ’s filing requirement; however, there can be no assurance that the panel will grant the company’s request for continued listing.
     The company also reiterated that, based upon preliminary unaudited results, it expects operating income for the year ended Dec.31, 2005, to be approximately $59 to $63 million, compared to $40.3 million for the same period in 2004. Operating revenues for the year ended Dec. 31, 2005 are expected to be between $770 million and $775 million, based on preliminary unaudited results, compared to $503.9 million for the same period in 2004. The company attributes the increase in revenue and operating income primarily to increases in operations at its subsidiary, World Airways, Inc., and to the inclusion of results of operations at North American Airlines since the date of the acquisition.
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.
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